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                                                                     Exhibit 5.1

                                                                October 21, 2002

Bridge Street Financial, Inc.
c/o Oswego County Savings Bank
44 East Bridge Street
Oswego, New York 13126

          Re:   Bridge Street Financial, Inc.

Ladies and Gentlemen:

     We have acted as special counsel to Bridge Street Financial, Inc., a Delaware corporation in organization (the "Company"), in connection with the proposed registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 3,415,343 shares of common stock, $0.01 par value per share, of the Company (the "Shares"), and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") pursuant to the Plan of Conversion of Oswego County MHC and the Agreement and Plan of Reorganization and Minority Stock Issuance of Oswego County MHC, Oswego County Bancorp, Inc., Bridge Street Financial, Inc. and Oswego County Savings Bank (collectively the "Plan"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the laws of the State of Delaware and the federal law of the United States.

     We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties, other than the Company, had the corporate power and authority to enter into and perform all obligations

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thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents, and the validity and binding effect and enforceability thereof.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and exchanged as contemplated in the Registration Statement and the Plan, will be validly issued and outstanding, fully paid and non-assessable.

     In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our name in the Prospectus contained in the Registration Statement under the heading "Legal and Tax Opinions."

                                                Very truly yours,

                                                Thacher Proffitt & Wood

                                                By:  /s/ Richard A. Schaberg
                                                     -----------------------
                                                     Richard A. Schaberg